Corporate Resource Services Announces Third Quarter 2013 Results

Revenue Jumps 16%

Record Net Income - Up 216%

Management Maintains Focus on Margin Improvement

NEW YORK, N.Y. -- (Business Wire) – November 13, 2013 -- Corporate Resource Services, Inc. (NASDAQ: CRRS), a diversified technology, staffing, recruiting, and consulting services firm, today announced results for the third quarter ended October 4, 2013, which included quarterly revenues of $209.0 million, an increase of 16% over the same quarter in 2012, while gross margins increased 40 basis points and SG&A expense as a percentage of revenue continued to drop – from 10.2% for the same quarter in 2012, to 9.4% this quarter. Adjusted EBITDA for the quarter was $6.7 million and net income improved to a record $4.4 million. This is the fifth consecutive quarter of profitability for the Company.

“Our results for the third quarter reflect our continued success at executing on strategic initiatives aimed at improving profitability,” said John Messina, CEO of Corporate Resource Services. “We continue to generate superior top-line growth and are very focused on controlling expenses. We believe that we will be able to continue this trend of improving margins and have set long-term goals to be among the best in our industry.”

“Through our management of expenses both above and below the gross margin line and our focus on offering higher margin services, we are making excellent progress in improving our profitability,” said Michael J. Golde, Chief Financial Officer of CRS. “We are committed to generating higher margins on the full suite of services we offer to our clients, and we expect that our profitability will continue to improve. For the first nine months of the year, we grew revenues by more than 25%, improved our adjusted EBITDA by $11.1 million and increased our net income by $10.1 million.”

Third Quarter 2013 Results

Our revenues for the third quarter 2013 were $209.0 million, an increase of $28.6 million, or 15.8% compared to revenues of $180.4 million for the three months ended September 28, 2012, restated to reflect the pooling of interest accounting relating to the Summit Software acquisition. Prior to the effect of this restatement, revenues increased by 16.3%.  Part of the increase in revenues is attributable to acquisitions that we made late in 2012 and in 2013 that added $6.9 million in revenues.  We believe that that the 12.0% organic growth in revenues will be among the industry leaders.

Our gross profit for the third quarter of 2013 increased by $4.3 million, or 20.1%, to $25.9 million as compared to $21.6 million for the three months ended September 28, 2012.  As a percentage of revenues, gross profit increased from 12.0% in the 2012 period to 12.4% in the 2013.  We continue to implement initiatives intended to increase our gross profit, including the diversification of our service offerings, the continued review of pricing charged to all customers, and more effective management of state unemployment taxes.

For the third quarter, our selling, general and administrative expenses increased by $1.3 million or 6.9% to $19.7 million, or 9.4% of revenues, as compared to $18.4 million, or 10.2% of revenues, for the three months ended September 28, 2012.  The increase was primarily due to increased professional fees, NASDAQ listing fees in September 2013, an increase in stock-based compensation and costs relating to supporting our revenue growth.  This increase was offset by our ability to curb and reduce non-personnel costs including our ongoing consolidation of offices and functions in connection with our announced rebranding and consolidation.

Our revenue growth has allowed us to better leverage our fixed costs as indicated by the year-over-year decrease in selling, general and administrative costs as a percentage of revenues.  We continue to undertake initiatives to reduce selling, general and administrative costs through consolidation of select offices and administrative functions.  We expect that the integration of recently acquired operations will result in continued reduced selling, general and administrative costs as a percentage of revenues in the remainder of 2013 and beyond.

Depreciation and amortization expenses was $466,000 for the quarter, as compared to $453,000 in the three months ended September 28, 2012.

EBITDA excluding stock-based compensation and acquisition expenses was $6.7 million for the quarter, an increase of 106% over the $3.3 million posted in the same quarter of 2012. As a percentage of revenues, the adjusted EBITDA margin increased from 1.8% in 2012 to 3.2% for this quarter, and increased sequentially from 2.2% in the second quarter.

Interest expense decreased from $1.1 million for the three months ended September 28, 2012 to $927,000 for the three months ended October 4, 2013, due to renegotiated lower borrowing rates and a shift in borrowings to lower-cost credit facilities, partially offset by a higher volume of accounts receivable financing during the 2013 period as our operations grew.

We incurred acquisition expenses of $34,000 for the three months ended October 4, 2013, compared to $84,000 for the three months ended September 28, 2012. These expenses consisted primarily of legal and accounting fees.

For the three months ended October 4, 2013, we recorded other expense of $24,000 compared to other income of $2,000 for the three months ended September 28, 2012.

Our net income was $4.3 million for the third quarter 2013, compared to $1.4 million for the three months ended September 28, 2012. Net income available to common shareholders of our Company was $4.4 million for the third quarter 2013, an increase of 216% from the $1.4 million for the three months ended September 28, 2012.

CORPORATE RESOURCE SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 4,	September 28,	October 4,	September 28,
	2013	2012	2013	2012
	(unaudited)	(unaudited and restated)	(unaudited)	(unaudited and restated)
Revenues	$208,957	$180,409	$602,370	$479,169
Direct cost of producing revenues purchased from related parties	182,256	158,480	529,086	420,148
Direct cost of producing revenues	784	352	2,692	2,605
Gross profit	25,917	21,577	70,592	56,416
Selling, general and administrative expenses purchased from related parties	12,058	12,166	38,347	36,265
Selling, general and administrative expenses (including stock-based compensation of $531 and $142 for the three months ended and $728 and $237 for the nine months ended October 4, 2013 and September 28, 2012, respectively)	7,660	6,280	20,040	18,529
Depreciation and amortization	466	453	1,245	1,431
Income from operations	5,733	2,678	10,960	191
Interest expense	927	1,059	3,473	3,104
Interest expense - related party	464	145	1,244	569
Acquisition expenses	34	84	96	96
Net gain on revaluation of ICG Inc.	—	—	—	(537)
Other expense (income)	24	(2)	(130)	541
Net income (loss)	4,284	1,392	6,277	(3,582)
Less: loss attributable to noncontrolling interests	(113)	—	(266)	—
Net income (loss) available to common shareholders of Corporate Resource Services, Inc.	$4,397	$1,392	$6,543	$(3,582)
Earnings (loss) per share:
Basic	$0.03	$0.01	$0.04	$(0.03)
Diluted	$0.03	$0.01	$0.04	$(0.03)
Weighted average shares outstanding:
Basic	157,318	153,343	156,675	142,505
Diluted	162,896	153,593	159,395	142,505

Conference Call

Corporate Resource Services will hold a conference call today at 4:30 p.m. EST to review its third quarter financial results. The dial-in number is (877) 333-8006 (+1-702-800-7095 outside the United States). Please reference access code number 95759678. Participants should dial in ten minutes before the call. A replay of the conference call will be available from 7:30 p.m. EST today until 11:59 p.m. EST on Friday, December 13, 2013. The dial-in number for the replay is (800) 585-8367 or (+1-404- 537-3406 outside the United States). The conference ID number is 95759678.

About Corporate Resource Services, Inc.

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 238 staffing and on-site facilities throughout the United States and the United Kingdom and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.
Michael J. Golde
Chief Financial Officer
(646) 443-2380